Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Publix-Anchored Shopping

Center in Haines City, Florida

CINCINNATI, OH, June 13, 2011—Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), a publicly registered, non-traded REIT focused on grocery-anchored neighborhood and community shopping centers, today announced it has acquired the St. Charles Plaza, a 65,000-square-foot shopping center located in Haines City, Florida for approximately $10.1 million. The shopping center is anchored by Publix Supermarket, which occupies 45,600 square feet on a long-term lease through October 2027. Other tenants include Verizon Wireless, Crispers, Publix Liquor and Hair Cuttery.

The St. Charles Plaza was constructed in 2007 and is located in the Lakeland metropolitan statistical area between Tampa and Orlando. The shopping center is situated at the well-trafficked intersection of Holly Hill Road and US Route 27 in a densely populated area that has experienced over five percent annualized population growth during the last 10 years. Presently, the St. Charles Plaza is 98.2 percent occupied with minimal projected tenant turnover expected within the next five years. The Company was able to successfully acquire this property on favorable terms through a bankruptcy auction.

“We are pleased to acquire the St. Charles Plaza,” said Mark Addy, Chief Operating Officer for Phillips Edison – ARC Shopping Center REIT Inc. “This acquisition is consistent with our business strategy to acquire grocery-anchored shopping centers located in infill and growing markets. We believe this purchase delivers the key elements of our business plan: a stable and growing income stream anchored by the area’s dominant grocer and located in a highly trafficked area. And because we were able to buy this asset for what we believe is a great price and finance it using debt with attractive terms, this transaction will be accretive to shareholder value.”

Publix is the dominant grocer in the geographic area maintaining a 40.2 percent market share, with the St. Charles Plaza experiencing strong sales growth over the last three years. The shopping center provides a stable rental stream with 75.6 percent of the gross rents coming from Publix and other national and regional retailers.

About Phillips Edison – ARC Shopping Center REIT

Phillips Edison – ARC Shopping Center REIT Inc. invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers. It is the first public, non-traded investment vehicle to allow retail investors to capitalize on the growing market segment of grocery-anchored retail centers. The REIT is sponsored by Phillips Edison founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry and 10 years with the company, have invested more than $1.8 billion to build a nationwide portfolio of 250 neighborhood shopping centers in 35 states. The REIT is also sponsored by American Realty Capital, a real estate finance and investment firm.

This release contains forward-looking statements. These include statements regarding the intent, belief or current expectations of the REIT as well as the assumptions on which such statements are based and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. These statements are subject to risks that may cause the REIT’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and the REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties that could cause the REIT’s actual results to differ materially from those presented in its forward-looking statements: Our revenue is affected by the success and economic viability of our anchor tenants. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of our properties.

For more information, visit http://www.phillipsedison-arc.com/

To arrange interviews with Phillips Edison executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###